                                                           EXHIBIT 11.2


                    CARIBINER INTERNATIONAL, INC.
               COMPUTATION OF EARNINGS PER COMMON SHARE
                  FOR THE SIX MONTHS ENDED MARCH 31

                                     1996                 1997
                                  ---------            ----------
Weighted average
 common stock
 outstanding during
 the period                     2,887,496(a)          9,966,900
Effect of
 Outstanding
 employee stock
 options                               --                33,236
Conversion of
 Convertible note
 into shares of
 preferred stock and
 the subsequent
 conversion of such
 shares into shares
 of common stock                2,055,000                   --
Conversion of all
 outstanding shares
 of preferred stock
 and preferred stock
 into shares of
 common stock                   1,541,250                    --
Exercise of warrants              534,505                    --
Effect of exercise
 of warrants
 computed in
 accordance with the
 treasury stock
 method                           (99,441)                   --
                              -----------           -----------
    Total weighted
     average common
     stock
     outstanding
     during the
     period                     6,918,810            10,000,136
                              ===========           ===========
Income (loss) before
 taxes                         $ (377,296)          $ 7,554,956
Plus: reduction in
 interest expense
 from the conversion
 of the Convertible
 Note                             926,248                    --
                              -----------           -----------
Income before taxes               548,952             7,554,956
Income tax expense                179,617             3,097,534
                              -----------           -----------
Net income share               $  369,335           $ 4,457,422
                              ===========           ===========
Earnings per common
 share                              $0.05(b)              $0.45
                              ===========           ===========

(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(b) Computed on a pro forma basis assuming conversion of the convertible note and all outstanding shares of preferred stock into common stock (which, in each case, occurred on March 15, 1996 immediately prior to the initial public offering) as if such conversion occurred on October 1, 1995. Pro forma earnings per share reflects adjustments to eliminate the interest expense on the convertible note and to eliminate accrued preferred stock dividends.

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